Exhibit (4)(c)(18)
                                                          ------------------

October 30, 2000

Mr. Kent T. Anderson
B.B. Walker Company
414 E. Dixie Drive
Asheboro, NC   27203

RE:  FORBEARANCE AGREEMENT REGARDING CREDIT AGREEMENT BY AND BETWEEN
     B.B. WALKER COMPANY (THE "COMPANY") AND MELLON BANK, N.A. ("MELLON") DATED AUGUST 15, 1995, AS AMENDED (THE "CREDIT AGREEMENT")


Dear Mr. Anderson:

     Unless otherwise defined herein, the capitalized terms used in this letter shall have the meanings specified in the Credit Agreement.

     The Company has violated certain terms and provisions of the Credit Agreement, as more particularly described in Exhibit A hereto (each an "Event of Default" and together the "Events of Default").

     Notwithstanding the continuance of these Events of Default described above, Mellon is willing to forbear from exercising its rights and remedies under the Loan Documents, but only under the terms and conditions of this Agreement.

     Therefore, intending to be legally bound, Mellon and the Company hereby agree as follows:

     1. The Company acknowledges and agrees that the Events of Default have occurred and are continuing under the Credit Agreement. The Events of Defaults entitle Mellon to exercise all of its rights and remedies under the Loan Documents.

     2. During the period (the "Forbearance Period") commencing on the date of this letter and ending on the earlier to occur of (a) November 30, 2000, or
(b) the date that any Forbearance Default (as hereinafter defined) shall occur, Mellon agrees that it will forbear in the exercise of its rights and remedies under the Loan Documents.

     3. Each of the following shall constitute a "Forbearance Default" under this Agreement: (a) the occurrence of any default or event of default (other than the Events of Default described in Exhibit A) under any of the Loan Documents; or (b) the Company shall fail to keep or observe any of the covenants or agreements contained in this Agreement; or (c) any representation or warranty of the Company contained in this Agreement shall be false, incorrect or misleading in any material respect.

     4. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     This forbearance agreement shall become effective upon receipt by Mellon of a forbearance fee in the amount of $5,000, payable in immediately available funds.

     Mellon hereby reserves all of its rights and remedies under the Loan Documents, whether at law or in equity.


Sincerely,
ROGER D. ATTIX
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Roger D. Attix
Vice President


Acknowledged and Agreed
as of the date
first above-written:

B.B. WALKER COMPANY
By:  KENT T. ANDERSON
     ----------------
     Kent T. Anderson
     President